EXHIBIT 99.1

Contact:

Wilson W. Cheung

Chief Financial Officer

(510) 683-5900

AXT, Inc. Announces Change of Directors

FREMONT, Calif. – April 26, 2005 - AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates, today announced that Donald L. Tatzin has resigned as a member of the company’s Board of Directors.  The Board of Directors has appointed Philip C. S. Yin, Ph.D. as a member of the Board to fill the vacancy created by Tatzin’s resignation.  Yin was appointed as chief executive officer in March 2005.

“We would like to express our gratitude to Don for his services to AXT”, said Jesse Chen, chairman of AXT’s Board of Directors.  “He has made many important contributions to the company, and previously stepped in at two junctures when we needed him.  We thank him and wish him well in his future endeavors.”

“We are also very pleased to welcome Phil to our Board of Directors,” said Chen.  “We believe that his experience will be a valuable asset to the Board.”

About AXT, Inc.

AXT is a leading producer of high-performance compound semiconductor substrates for the fiber optics and communications industries. The company’s proprietary Vertical Gradient freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium phosphide and germanium wafers. For more information, see AXT’s website at http://www.axt.com.  The company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling 510-683-5900.  AXT is traded on the Nasdaq National Market under the symbol AXTI.

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